EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:  Christopher T. Dahl, President/CEO                        612/925-8840


                       CHILDREN'S BROADCASTING CORPORATION
                       ANNOUNCES REPURCHASE AUTHORIZATION


MINNEAPOLIS, MN - APRIL 8, 1999 - Children's Broadcasting Corporation (Children's NNM: AAHS) announced today that its Board of Directors has authorized the repurchase of up to 500,000 additional shares of its Common Stock. The 500,000 shares represent approximately 7.6% of the 6,575,742 shares of Common Stock currently outstanding.

Stock repurchases will be made from time to time through the open market or in block purchase transactions in accordance with Exchange Act Rule 10b-18. The timing of repurchases is subject to the availability of stock, trading price, market conditions and Children's financial performance. The repurchases will begin promptly and authority by the Board of Directors will continue for 12 months, unless sooner terminated. No shares will be repurchased from Children's officers or directors. Repurchased shares will be canceled and returned to Children's authorized capital stock.

Information about repurchases under this program will be included in Children's periodic reports with the SEC and in press releases discussing quarterly earnings per share results. Children's does not intend to otherwise make available information with respect to the program or repurchases thereunder.

Previously Children's had repurchased 271,000 shares of Common Stock under a 1998 shares repurchase authorization.

Christopher T. Dahl, President, Chief Executive Officer and Chairman of Children's said: "We continue to believe that Children's Common Stock, in light of our current repositioning into the television commercial production industry, is significantly undervalued. Therefore, the Board of Directors believes that stock repurchases represent a good investment of available funds."


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Certain statements in this news release constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, Children's ability to expand into new markets and the risks and uncertainties described in the company's filings with the SEC.